Exhibit 99.1

3750 Torrey View Court San Diego, CA 92130 858.617.2000 tel. 858.617.2900 fax carefusion.com

August 8, 2013

Dear Jonathan:

It is with great pleasure that I confirm in writing the terms and conditions of your promotion in this employment letter (“Employment Letter”), effective August 9, 2013 (the “Effective Date”).

Position: Your position will be Senior Vice President, Controller & Chief Accounting Officer of CareFusion Corporation (the “Company”), reporting to the Company’s Chief Financial Officer. In this position, you will be designated as the Company’s “principal accounting officer” and will be an “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of1934, as amended.

Base Pay: Your initial annual base salary will increase to $260,000 (“Base Salary”) subject to review and modification at regular intervals, in accordance with standard Company practices. CareFusion employees are paid every other Friday, one week in arrears (one week behind the most current workweek you’ve completed). The official CareFusion workweek starts on Monday and runs through Sunday.

Management Incentive Plan: You will continue to be eligible to participate in our short-term incentive plan, which we call our Management Incentive Plan (“MIP”), pursuant to which cash incentive awards are typically paid on an annual basis. Your potential MIP incentive for fiscal year ending June 30, 2014 will increase to 45% of your Base Salary (the “MIP Bonus”), pro-rated for your length of service in this position during fiscal 2014. The actual MIP Bonus earned and paid in any year depends upon the achievement of Company and/or individual performance objectives as established and determined by the Human Resources and Compensation Committee of the Company’s Board of Directors (the “Committee”).

Long-Term Incentive Plan: Provided that the Effective Date is prior to August 15, 2013 (the “Grant Date”), you will receive a long term incentive award for fiscal 2014 equal to 90% of Base Salary (the “LTI Target”), or $234,000. The LTI Target is expected to be delivered based on the following mix: 50% stock options, 25% restricted stock units (“RSUs”) and 25% performance stock units (“PSUs”). Stock options and RSUs will vest in annual installments of 33.33% on each of the first three anniversaries of the Grant Date, and will be subject to the terms of the Company’s standard form of agreement applicable to such type of award (a “Grant Agreement”) and the Company’s Long-Term Incentive Plan (the “LTIP”). PSUs will vest at the end of a three-year performance period, subject to the Company attaining certain pre-established performance goals, and will be subject to the terms of the applicable Grant Agreement and the LTIP. The timing of the grant of these awards, the award values and terms are subject to the approval of the Committee.

Compensation plan participation and amounts paid are subject to the approval of the Committee. Standard terms and conditions apply.

Rewards: You and your eligible dependents will continue to be eligible to participate in the Company’s employee benefit plans consistent with an employee of your position.

Executive Severance Guidelines: If you accept this offer and your employment is terminated by the Company without “cause” or you terminate employment for “good reason”, you will be entitled to severance benefits in accordance with the Company’s Executive Severance Guidelines (the “Guidelines”) then in effect, subject to the Board’s discretion to modify or terminate the Guidelines or your participation thereunder. Under the current Guidelines, you would be eligible to receive severance payments equal to the sum of (i) one times (1X) your Base Salary for the year in which employment terminates (without regard to any reduction that gives rise to good reason) plus (ii) one times (1X) your two-year average actual MIP Bonus (or target MIP Bonus, if the actual MIP Bonus is indeterminable) for the fiscal year during which employment terminates and the immediately preceding fiscal year.

Executive Change in Control Severance Plan: If in connection with a “change in control” of the Company your employment is terminated by the Company without “cause” or by you for “good reason”, then you will be entitled to severance benefits in accordance with the Company’s Executive Change in Control Severance Plan (the “Severance Plan”) then in effect, subject to the Board’s discretion to modify or terminate the Severance Plan or your participation thereunder. Under the current Severance Plan, you would be eligible to receive severance payments equal to the sum of (i) one and a half times (1.5X) the sum of your Base Salary for the year in which your employment terminates (without regard to any reduction that gives rise to good reason) plus your target MIP bonus for the fiscal year during which your employment terminates and (ii) a pro-rated MIP Bonus for the year in which the termination occurs.

Prior to receiving any severance payments under the Guidelines or the Severance Plan (“Severance Payments”), you will be required to sign a timely waiver and release of liability in a form satisfactory to the Company and to comply with the Restrictive Covenants in order to receive any Severance Payments.

To the extent you are entitled to receive Severance Payments that constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code, and you are determined to be a “specified employee” for purposes of Section 409A, such amounts will be paid on the first day of the seventh month following separation from service or, if earlier, upon death.

You must agree to comply with certain Restrictive Covenants regarding confidential information; non-recruitment and non-solicitation of employees; non-solicitation of business; and non-disparagement. You must also agree to assist the Company with regard to legal and other matters pending during his employment or arising after termination. You must disclose and assign any inventions to the Company. The Company has the right to suspend Severance Payments and you must agree to return any previously paid amounts upon a violation of the Restrictive Covenants, in addition to any other legal remedies that may be available to the Company.

Terms: Employment with CareFusion is not for any definite period of time and is terminable, with or without notice, at the will of either you or the Company at any time for any reason. There shall be no contract, express or implied, of employment.

Confidentiality Agreement: Your employment is contingent upon signing the CareFusion Confidentiality Agreement, a copy of which is attached as Exhibit A.

Entire Agreement: You acknowledge that you do not, and have not, relied upon any representation or statement not set forth herein made by the Company, its agents or representatives. You and the Company acknowledge that this Employment Letter contains the entire understanding of you and the Company with respect to the matters set forth herein.

Jonathan, you may have some follow-up questions once you have had the opportunity to review the details of this offer. If you have any questions, please feel free to call Jim Hinrichs or Roger Marchetti. I look forward to your continued leadership to CareFusion.

Sincerely,

/s/ Kieran Gallahue

Kieran Gallahue

Chairman and Chief Executive Officer

CareFusion Corporation

Enclosures

I accept the above offer terms of this Employment Letter:

/s/ Jonathan Wygant	August 8, 2013
Jonathan Wygant	Date

EXHIBIT A

Confidentiality Agreement

I, Jonathan Wygant, understand that, in the course of its business, CareFusion Corporation its parents, subsidiaries and affiliates (“CareFusion”) has, and continues to develop, acquire and use commercially valuable technical and non-technical information, including but not limited to inventions, discoveries, improvements, ideas, trade secrets, know-how, computer software and related documentation, customer and supplier information, product information, business strategies, pricing, financial information, personnel information, customer contacts, methods of operation, development plans and marketing plans and other information, whether created or transmitted orally, in writing, visually, electronically or by any other means or medium (collectively, the “Proprietary Information”).

I acknowledge that the computer programs (in any form, whether human or machine-readable), system documentation, manuals and other materials developed or acquired by CareFusion are also Proprietary Information and are and shall remain the property of CareFusion.

I acknowledge that the Proprietary Information is the property of CareFusion and that it is necessary for CareFusion to protect this information whether as a trade secret, by copyright, by patent or by any other recognized by law (called “Proprietary Rights”).

I further acknowledge that CareFusion regards all of the Proprietary Information as exceptionally valuable and that CareFusion must carefully control its use and disclosure. I acknowledge that the Proprietary Information derives independent economic value from not being readily known to or ascertainable by others who can obtain economic value from its disclosure or use, that reasonable efforts are and have been put forth by the CareFusion to maintain the secrecy of such information, and that any retention or use of the Proprietary Information that is not authorized herein shall be both a violation of this Agreement and a misappropriation of the Proprietary Information.

I also understand that the Proprietary Information is vital to the success of CareFusion’s business and that I, through my employment, may become acquainted with, or come into possession of some or all of the Proprietary Information.

I further understand that I may contribute to the creation, development or modification of CareFusion’s Proprietary Information through invention, discovery, improvement, or in some other manner, and that all of my contributions to the Proprietary Information are and shall remain the property of CareFusion and subject to CareFusion’s Proprietary Rights.

I further understand that CareFusion may be prohibited from using or disclosing proprietary information which is received from CareFusion’s customers and suppliers for any reason other than to conduct their business with each other.

I also understand that I may become subject to the covenants contained in other agreements (including, but not limited to, stock option and restricted stock unit agreements) which are similar to those contained in this agreement. Further, a breach of the covenants contained herein, may have implications under the terms of such other agreements, including but not limited to a forfeiture of equity awards and long-term cash compensation. I acknowledge the foregoing and understand that the covenants contained in this agreement are in addition to, and not in substitution of, the similar covenants contained in any such other agreements.

Therefore, I agree to the following:

1.	Except as necessary to fulfill my duties as an employee of CareFusion, I will not disclose or use, for my own benefit or for the benefit of a third party, at any time during or subsequent to my employment by CareFusion, any Proprietary Information without CareFusion’s prior written consent, whether or not such information is developed by me.

2.	I will promptly disclose in writing to CareFusion any and all inventions, discoveries and improvements conceived or made by me during my employment with CareFusion and with respect to inventions, discoveries or improvements relating to the business or activities of CareFusion, for twelve (12) months following the termination of my employment. I hereby assign to CareFusion, for no additional consideration, any and all right, title and interest I have in any such inventions, discoveries and improvements which are related to CareFusion’s business activities and understand that this assignment and/or obligation may take the form of a patent, copyright or trade secret. I further agree that I will process, sign and deliver any applications, assignments or other documents that CareFusion deems necessary to obtain proprietary rights and to protect its interests under them, at CareFusion’s expense. This obligation shall continue beyond the termination of my employment irrespective of the reason for the termination of my employment.

3.	I understand that neither this Agreement nor any disclosure of the Proprietary Information grants me any rights or license to the Proprietary Information including under any trademark, trade name, trade secret, service mark, copyright or patent that is either now, or subsequently, owned or controlled by CareFusion.

4.	If, in one or more instances, either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement, and the obligations of both parties under this Agreement shall continue in full force and effect.

5.	Upon termination of my employment with CareFusion for any reason, I will promptly deliver to CareFusion, without retaining any copies thereof, all property of CareFusion and especially materials in my possession which contain any Proprietary Information, including, but not limited to, all software (whether source code or object code, whether human or machine readable), all flowcharts, manuals, workbooks, system documentation, blueprints, drawings, proposals and correspondence. In the event that I am required by subpoena or other legal process to potentially disclose any Proprietary Information, I will promptly notify general counsel for CareFusion of this situation and fully cooperate with CareFusion in its consideration of and actions to seek a protective order or other appropriate remedy.

6.	During my employment with CareFusion, I will comply fully and promptly with all policies relating to the protection of CareFusion’s Proprietary Information and Proprietary Rights.

7.	I agree to indemnify and hold harmless CareFusion against any expenses, losses, damages, or liabilities incurred as a result of the breach of this Agreement by me. I understand that in the event of a disclosure or threatened disclosure of Confidential Information, other than as permitted under the terms of this Agreement, CareFusion shall be entitled to injunctive relief to restrain me from making or continuing the same. In the event of a breach of this Agreement by me, CareFusion shall, in addition to injunctive relief, be entitled to all other available remedies. Should it be necessary for either party to institute legal proceedings to enforce this Agreement, whether at law or in equity, the prevailing party shall be entitled to its reasonable costs of suit including attorneys’ fees.

8.	I understand that this Agreement is in addition to any previous agreements between CareFusion and myself, and that all previous agreements shall remain in force.

9.	In the event that any part of this Agreement should be found invalid, all parts not found invalid shall remain in force.

10.	I understand that this Agreement shall be effective when signed and remain in full force both during my continued employment by CareFusion and after the termination of my employment for any reason and shall be binding on my representatives, successors and assigns, whether by operation of law or otherwise.

11.	In view of the fact that the principal office of CareFusion is located in the State of California, it is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of California. I agree to the designation of either the United States District Court for the Southern District of California or the Court of Common Pleas of San Diego County, California, as the court of competent jurisdiction and venue of any actions or proceedings relating to this agreement and I hereby irrevocably consent to such designation, jurisdiction, and venue.

/s/ Jonathan Wygant
Jonathan Wygant

Date: August 8, 2013